EXHIBIT 99

                  First Horizon Adopts Shareholder Rights Plan

                ALPHARETTA, GA., July 15/PRNewswire-FirstCall/---

     First Horizon Pharmaceutical Corporation (Nasdaq: FHRX) announced today that its board of directors has adopted a shareholder rights plan, designed to protect the Company's shareholders from coercive or unfair takeover techniques that could deny them the opportunity to realize the full value of their investment.

     "The board of directors believes that the Rights Plan is a sound and reasonable means of safeguarding the interests of the Company's shareholders," said Mahendra G. Shah, Ph.D., Chairman, President and Chief Executive Officer. "While the Company, as a matter of policy, does not comment on the existence of takeover proposals, the Plan was adopted for precautionary purposes only, so as to protect the rights of shareholders and not in response to any known takeover proposal."

     Terms of the plan provide for a dividend of one right to purchase a fraction of a share of a newly created class of preferred stock for each share of common stock outstanding at the close of business on July 26, 2002. The rights, which expire on July 26, 2012, may be exercised only if certain conditions are met, such as the acquisition, or the announcement of a tender offer, the consummation of which, would result in the acquisition of 15 percent or more of the Company's common stock by a person or affiliated group. Issuance of these rights does not in any way affect the finances of the Company, interfere with the Company's operations or business plans or affect earnings per share. The dividend is not taxable to the Company or its shareholders and does not change the way in which the Company's shares may be traded.

     Details of the new plan will be outlined in the Company's Form 8-K filing with the SEC, as well as in a letter to be mailed on August 9, 2002 to stockholders of record as of July 26, 2002.

     First Horizon Background

     First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company which markets prescription products across four therapeutic areas including cardiology, obstetrical and gynecological, pediatric and gastroenterology. With 7 key prescription and 17 branded products on the market, the Company promotes its products through its nationwide sales and marketing force targeting high-prescribing physicians. First horizon employs over 200 people and reported revenue of $69 million in 2001.

SOURCE   First Horizon Pharmaceutical Corporation

/CONTACT: Adam Mathis, +1-770-442-9707, ext. 1415, or amathis@horizonpharm.com, or Karen Olsen, +1-770-442-9707, ext. 1459, or kolsen@horizonpharm.com, both of First Horizon Pharmaceutical Corporation/Website: http://www.horizonpharm.com /

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